Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 4 to Registration Statement on Form S-4 of Freeport-McMoRan Copper & Gold Inc. of our report dated October 19, 2012 relating to the Statements of Revenues and Direct Operating Expenses of the Holstein Field oil and gas working interest acquired by Plains Exploration & Production Company (“PXP”) from Shell Offshore Inc., which appears in PXP’s Current Report on Form 8-K dated October 22, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 9, 2013